Exhibit (j)(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 174 to the Registration Statement on Form N1-A (the “Registration Statement”), of our report dated December 29, 2006, relating to the financial statements and financial highlights which appear in the October 31, 2006 Annual Report to Shareholders of the following funds of the Goldman Sachs Trust: Structured U.S. Equity Flex Fund and Structured International Equity Flex Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 30, 2007